Exploration and Option to Enter

Joint Venture Agreement

Dome-Hi Ho Project

This Exploration and Option to Enter Joint Venture Agreement (“Agreement”) is made effective by and between Toquima Minerals US Inc., a Nevada corporation (“Owner”), and Piedmont Mining Company, Inc., a North Carolina Corporation (“Piedmont”).

Recitals

A.           Owner leases or owns certain unpatented mining claims which are located in Lander County, Nevada, and which are more particularly described in Exhibit A attached to and by this reference incorporated in this Agreement.

B.           Owner and Piedmont are parties to the Letter of Intent dated April 26, 2005, pursuant to which Piedmont agreed to acquire and Owner agreed to grant certain rights to explore the unpatented mining claims and an option to acquire an interest in them and the parties desire to formalize their agreement to do so.

Now, therefore, in consideration of their covenants and promises in this Agreement, Owner and Piedmont agree:

1.            Definitions. The following defined terms, wherever used in this Agreement, shall have the meanings described below:

1.1         “Area of Interest” means the lands within the exterior boundaries of the unpatented mining claims which constitute the Property as of the Effective Date and all mining claims acquired or located by the parties and all mineral rights or other property interests and rights acquired by the parties within one (1) mile from the exterior boundaries of the unpatented mining claims which constitute the Property on the Effective Date, provided that the Area of Interest shall not include any such property interests if the non-acquiring party declines to cause such interests and rights to be made part of the Property and subject to this Agreement. This Section shall apply only to interests and rights which are in the Area of Interest, except that this Section shall apply to any unpatented mining claim located by a party any part of which unpatented mining claim is within the Area of Interest.

1.2	“Effective Date” means April 26, 2005.

1.3         “Expenditures” means all costs incurred on or for the benefit of the Property for Exploration and Development Work pursuant to this Agreement, including but not limited to: (a) salaries, wages and costs of benefits, labor expenses and travel and living expenses for Piedmont’s employees employed directly on or for the benefit of the Property; (b) costs and expenses of equipment, machinery, materials and supplies; (c) all payments to contractors for work on or for the benefit of the Property; (d) costs of sampling, assays, metallurgical testing and

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analyses and other costs incurred to determine the quantity and quality of minerals on the Property; (e) costs incurred to apply for and obtain approvals, consents, licenses, permits and rights-of-way and other similar rights in connection with activities on the Property; (f) expenses and payments of rentals, bonuses, minimum advance royalties and other payments pursuant to the Underlying Agreement, if any; (g) costs and expenses of performance of annual assessment work and the filing and recording of proof of performance of annual assessment work, if required to be performed; (h) costs and expenses of payment of federal annual mining claim maintenance fees and the filing and recording of proof of payment of federal annual mining claim maintenance fees; (i) all costs and expenses of performance of all obligations under the Underlying Agreement, if any; (j) all taxes and assessments levied against the Property; (k) costs incurred to acquire new properties in the Area of Interest; (l) a management fee before the formation of the Joint Venture in the manner prescribed in Section 9.6; and (m) taxes assessed or incurred.

1.4         “Exploration and Development Work” means all activities directed toward ascertaining the existence, location, quantity, quality, or commercial value of deposits of minerals on the Property.

1.5         “Lessor” means Brancote U.S., Inc., a Nevada corporation, in respect of the Hi Ho unpatented mining claims and Lander Resources LLC, a Nevada limited liability company, in respect of the Dome unpatented mining claims under the respective Underlying Agreements for such claims.

1.6         “Option Period” means the date commencing on the Effective Date and terminating (a) upon notice of termination of the Agreement given by Piedmont to Owner pursuant to Section 15, or (b) upon the Owner terminating the Agreement in accordance with section 16, or (c) upon Piedmont exercising its right to enter into the Joint Venture with Owner on the Property pursuant to Section 9, on whichever date the first of these events occurs.

1.7         “Owner” means Toquima Minerals US Inc., a Nevada corporation, and its successors and assigns.

1.8         “Piedmont” means Piedmont Mining Company, Inc., a North Carolina corporation, and its successors and assigns.

1.9         “Property” means the minerals, mining claims, millsites and tunnel sites, lands, real property and interests (including all appurtenances) described in Exhibit A, or on any exhibit or schedule which is part of Exhibit A, including all interests acquired in and under any Underlying Agreement, and all other easements, licenses, mineral interests, mineral royalty interests, rights-of-way, surface use rights, water rights and interests in real property which are held by the Owner within the Area of Interest or acquired and held subject to this Agreement, including any of the same subsequently acquired in the Area of Interest in accordance with Section 1.1.

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1.10       “Underlying Agreement” means in the singular each of and, collectively, both of (a) the Mining Lease and Option to Purchase Agreement dated July 21, 2003, between Lander Resources LLC, a Nevada limited liability company, and Fremont Minerals Corporation, a Nevada corporation, now known as Toquima Minerals US Inc., as amended by the First Amendment to Mining Lease and Option to Purchase Agreement dated effective January 12, 2004, between Lander Resources LLC and Toquima Minerals US Inc. (the “Lander Lease”); and (b) the Option Agreement dated April 3, 2003, between Brancote US, Inc., a Nevada corporation, and Lander Resources LLC (the “Brancote Option”), as more particularly described in Exhibit A.

2.	Owner’s Representations and Warranties. Owner represents and warrants as follows:

2.1          Owner holds its interest under the Underlying Agreements free and clear of any claims, encumbrances or liens against the Underlying Agreements.

2.2        Regarding the unpatented mining claims which comprise the Property, Owner represents and warrants, subject to the paramount title of the United States, as follows:

2.2.1      The certificates of location for the unpatented mining claims were properly recorded and filed with appropriate governmental agencies.

2.2.2      All filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies.

2.2.3      The claims are free and clear of defects, liens and encumbrances arising by, through or under Owner, or, to Owner’s knowledge, arising by, through or under any third party and are not subject to any prior agreement, burden or restriction or adverse or conflicting claim (mining or otherwise) by any third party, except for the Underlying Agreements.

2.2.4      The Federal annual mining claim maintenance fees have been paid for the unpatented mining claims which comprise the Property for the annual assessment year ending on September 1, 2005.

2.2.5      The mining claim and recording fees required to be paid under the laws of the State of Nevada have been timely and properly paid to hold the unpatented mining claims through September 1, 2005.

2.2.6      The Property is not burdened with any royalties, overriding royalties, net profits interests or payments on production, except as provided in the Underlying Agreements.

Nothing in this Section 2.2, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a discovery of minerals.

2.3          To Owner’s best knowledge, there are no threatened actions, administrative investigations, suits, claims or proceedings with respect to the Property.

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2.4          Owner is not in default or breach of its obligations under the Underlying Agreements and the Underlying Agreements are now in good standing and in full force and effect.

2.5          Owner represents and warrants that it has made available for inspection by Piedmont all geologic, engineering and other data in its possession pertaining to the Property. Owner makes no representation or warranty concerning the accuracy of any such information or with respect to the nature, quality, extent or any other characteristic of the mineral resources, if any, located on the Property.

2.6          Owner represents and warrants that it is a corporation duly incorporated and in good standing in its jurisdiction of incorporation and that it is qualified to do business and is in good standing in the states where necessary in order to carry out the purposes of this Agreement.

2.7          Owner represents and warrants: (a) it has the capacity to enter into and to perform this Agreement and all corporate and other actions required to authorize Owner to enter into and perform this Agreement have been properly taken; (b) that Owner will not breach any other agreement or arrangement by entering into or performing this Agreement; and (c) that Owner has properly executed this Agreement and that this Agreement is Owner’s valid and binding legal obligation enforceable in accordance with its terms.

2.8          Owner represents that it has applied for and obtained approval from the United States Bureau of Land Management for the conduct of exploration drilling on the Property. A copy of the Bureau of Land Management Decision approving Owner’s exploration drilling program marked as Exhibit B is attached to and by this reference incorporated in this Agreement.

2.9          Owner represents and warrants that it is not on the Specially Designated National & Blocked Persons List of the Office of Foreign Assets Control of the United States Treasury Department and is not otherwise blocked or banned by any foreign assets office rule or any other law or regulation, including the USA Patriot Act or Executive Order 13224.

3.            Piedmont’s Representations and Warranties. Piedmont makes the following, representations and warranties to Owner:

3.1          Piedmont represents and warrants that it is a corporation duly incorporated and in good standing in its jurisdiction of incorporation and that it is qualified to do business and is in good standing in the states where necessary in order to carry out the purposes of this Agreement.

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3.2          Piedmont represents and warrants: (a) that it has the capacity to enter into and to perform this Agreement and all corporate and other actions required to authorize Piedmont to enter into and perform this Agreement have been properly taken; (b) that Piedmont will not breach any other agreement or arrangement by entering into or performing this Agreement; and (c) that Piedmont has properly executed this Agreement and that this Agreement is Piedmont’s valid and binding legal obligation enforceable in accordance with its terms.

3.3          Piedmont acknowledges that it has examined the data and information provided to it by Owner, including the Underlying Agreements, and has made an independent determination of such data to support its decision to enter this Agreement.

3.4          Piedmont represents and warrants that it is not on the Specially Designated National & Blocked Persons List of the Office of Foreign Assets Control of the United States Treasury Department and is not otherwise blocked or banned by any foreign assets office rule or any other law or regulation, including the USA Patriot Act or Executive Order 13224.

4.            Survival of Representations and Warranties. The representations and warranties in Sections 3 and 4, respectively, shall survive termination of this Agreement. Each of Owner and Piedmont shall defend, indemnify and hold harmless the other from and against all actions, claims, costs, damage, losses and suits incurred by the other within two (2) years from the Effective Date arising as a result of any breach by the indemnifying party of its representations and warranties.

5.            Grant of Exploration Right and Possession. Until Piedmont completes its Expenditure obligations and exercises the option granted under this Agreement, Piedmont shall be the operator of the Property and Owner gives and grants to Piedmont during the term of this Agreement the right to prospect and explore for minerals on the Property, subject to the terms of this Agreement. The foregoing grant from Owner to Piedmont shall be exclusive to the extent Owner has the contractual or legal authority to grant such an exclusive right. To the extent that Owner has surface, access and water rights relating to the Property, Owner grants to Piedmont the right to use such rights to the extent permitted by law. During the term of this Agreement Piedmont shall have the exclusive right to enter at any and all times upon the Property to undertake Exploration and Development Work, subject to the terms of this Agreement.

6.            Term. The term of this Agreement shall begin on the Effective Date and shall continue to and including April 26, 2010, unless sooner accelerated, terminated or extended as provided in this Agreement.

7.            Piedmont’s Exploration and Development Work Obligation. Subject to Piedmont’s right (a) to accelerate performance of its obligations under this Section 7; (b) to terminate this Agreement as provided in Section 15; and (c) Piedmont’s right to extend the time for performance of its obligations as provided in this Agreement, Piedmont agrees to incur Expenditures for Exploration and Development Work in accordance with the following schedule:

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Performance Date	Expenditure Amount	Cumulative Expenditure Amount

March 1, 2006	$180,000.00	$ 180,000.00
April 13, 2006	$200,000.00	$ 380,000.00
March 1, 2007	$180,000.00	$ 560,000.00
March 1, 2008	$400,000.00	$ 960,000.00
March 1, 2009	$500,000.00	$1,460,000.00
March 1, 2010	$540,000.00	$2,000,000.00

Piedmont’s obligation for Expenditures for Exploration and Development Work on or before March 1, 2006, includes (a) Piedmont’s completion of 7,000 feet of exploration drilling on the Hi Ho unpatented mining claims on or before January 26, 2006; and (b) Piedmont’s obligation to perform the work commitment obligation of $50,000.00 under the Brancote Option on or before October 3, 2005. Piedmont’s obligation for Expenditures for Exploration and Development Work on or before March 1, 2006, is a firm commitment and includes Piedmont’s obligation to pay the Federal annual mining claim maintenance fees for the unpatented mining claims which comprise the Property for the annual assessment year from September 1, 2005, to September 1, 2006. If Piedmont elects to continue this Agreement in effect after March 1, 2006, Piedmont must exercise, pay and close in Owner’s name the option granted under the Brancote Option, including payment to Brancote U.S., Inc. of the sum of $200,000.00. Title to the Hi Ho mining claims will be taken in Owner’s name subject to this Agreement.

During the term of this Agreement, Piedmont shall have the rights and perform all of the obligations of Owner under the Brancote Option and the Lander Lease, including payment of all filing and recording fees for maintenance of the Property. Subject to the terms of this Agreement which require Piedmont to perform obligations accrued on the termination date, the remaining Expenditures for Exploration and Development Work may be performed by Piedmont at its election and Piedmont shall be relieved of its remaining Expenditure obligations if pursuant to Section 15 Piedmont properly and timely terminates this Agreement on or before March 1, 2006. Piedmont shall have until March 1, 2006, during which to inform Owner that Piedmont intends to exercise the Brancote Option, and if Piedmont exercises the Brancote Option, Piedmont shall pay all sums and perform all acts necessary to close the Brancote Option.

Subject to Owner’s right to comment on Piedmont’s plans for operations on the Property, Piedmont shall have sole discretion to determine the extent of its work on the Property and the time or times for beginning, continuing or resuming operations.

Expenditures incurred by Piedmont during any annual period in excess of the prescribed Expenditures for the annual period shall be credited in Piedmont’s favor against subsequent Expenditure obligations. If on or before the deadline for performance of its Expenditure obligations Piedmont does not incur Expenditures in the required minimum amount, Piedmont, at its option, exercisable in Piedmont’s sole and exclusive discretion, may elect to pay Owner an amount equal to the difference between the Expenditures actually incurred and the amount

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described above for the applicable period. In such case, Piedmont shall be deemed to have incurred the Expenditures for the applicable period for which Piedmont makes such payments. If Piedmont does not perform its Expenditure obligation for any period and Piedmont does not elect to pay cash in lieu of performance of its Expenditure obligation in accordance with this Section, Piedmont shall be deemed to have elected to terminate this Agreement on expiration of the applicable period.

Piedmont shall provide to Owner not less frequently than annually a description of the Expenditures made by Piedmont, and Owner shall, at its expense, have the right, during business hours and on reasonable advance notice to Piedmont, to audit and inspect Piedmont’s records relating to such Expenditures.

If Owner objects to the amount of the Expenditures reported by Piedmont, Owner shall notify Piedmont. Piedmont shall have thirty (30) days from its receipt of Owner’s notice to accept or reject Owner’s objection in whole or in part. If Piedmont fails to accept or reject Owner’s objections within such 30-day period, Piedmont shall be deemed to have accepted Owner’s objection. If Piedmont notifies Owner within such 30-day period of Piedmont’s acceptance of Owner’s objection, the amount of Piedmont’s Expenditures shall be reduced accordingly. If the reduced amount of the Expenditures is less than the minimum amount of Expenditures for the applicable period, Piedmont shall have the right, but not the obligation, to pay the disputed amount to Owner within ten (10) days after the expiration of the 30-day period.

If within the 30-day period Piedmont notifies Owner that Piedmont rejects Owner’s objection in whole or in part and within fifteen (15) days after Owner’s receipt of Piedmont’s notice Owner notifies Piedmont that Owner disagrees with Piedmont, as to such rejection, the parties’ dispute shall be referred to an independent Chartered Accountant or Certified Public Accountant (the “Referee”) with experience in and knowledge of accounting practices in the mining industry in Nevada. The Referee’s decision shall be binding and final on the parties. If the Referee decides that Owner’s objection is valid in whole or in part and if Piedmont’s Expenditures are reduced below the minimum amount of Expenditures for the applicable period, Piedmont shall have the right, but not the obligation, to pay the disputed amount to Owner within ten (10) days after the Referee’s decision is delivered to the parties. The Referee’s costs and fees shall be born equally by the parties.

Piedmont shall not be relieved of its obligations or denied any of its rights under this Agreement pending the Referee’s determination and expiration of the time periods allowed for Piedmont’s payment to Owner. Any amounts paid by Piedmont to Owner within the allowed periods shall be deemed to be Expenditures incurred and paid during the applicable period.

8.   Cash Payments and Issue of Shares. Owner acknowledges that Piedmont has paid to Owner the sum of $10,000. On the dates described below, Piedmont shall pay to Owner the following payments:

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On the date of the parties' execution of this Agreement	$21,000
March 1, 2006	$10,000
March 1, 2007	$10,000
March 1, 2008	$10,000
March 1, 2009	$10,000

On the parties’ execution of this Agreement, Piedmont shall issue to Owner 200,000 common shares of Piedmont. The shares shall be subject to the requirements of all applicable Canadian, United States, provincial and state laws and regulations and the rules of each exchange or trading association on which the shares are listed for trading or are traded. Owner acknowledges that the shares have not been registered under any Canadian, United States, provincial or state securities laws, and that the shares may not be offered or sold unless subsequently registered under all applicable Canadian, United States, provincial and state securities laws or unless exemptions from registration requirements are available for the transaction, as established to the satisfaction of Toquima Minerals Corporation, by opinion of counsel or otherwise.

9.   Piedmont’s Option to Enter Mining Joint Venture. In consideration of Piedmont’s performance of its Exploration and Development Work Expenditure obligations pursuant to Section 7, Owner grants to Piedmont, and Piedmont shall have, the option and right, exercisable in Piedmont’s sole and exclusive discretion, to earn and to be vested in an undivided fifty-one percent (51%) interest in the Property and to form a joint venture (the “Joint Venture”) for the management and ownership of the Property. When Piedmont has completed its Exploration and Development Work obligations pursuant to Section 7 and has paid the cash and stock payments described in Section 8, Piedmont shall be deemed to have exercised its right to enter into the Joint Venture with Owner on the Property, unless Piedmont informs Owner that Piedmont has elected to not exercise its option and right to enter into the Joint Venture. Piedmont shall deliver notice to Owner of Piedmont’s completion of its Exploration and Development Work Expenditure obligations pursuant to section 7 within thirty (30) days after such completion. At any time during the term of this Agreement, Piedmont shall have the right to accelerate performance of its Exploration and Development Work Expenditure obligations.

On Piedmont’s performance of its Exploration and Development Work Expenditure obligations pursuant to Section 7 and its payment obligations pursuant to Section 8, Owner and Piedmont will execute and deliver to each other a definitive mining venture agreement (the “Joint Venture Agreement”) based on the Rocky Mountain Mineral Law Foundation Exploration, Development and Mining LLC Model Form 5A LLC. The parties shall organize a Nevada limited liability company (the “Project Company”) as the business entity under which the Joint Venture conducts its business and the parties’ participating interests in the Joint Venture shall be represented by their respective members’ interests in the limited liability company. The parties will diligently and in good faith attempt to negotiate the form of the definitive mining venture agreement within sixty (60) days after the Effective Date.

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9.1   Once the Project Company has been formed any dealings with the Lessors regarding the Underlying Agreements shall be undertaken by and at the express direction of the Project Company only.

9.2   Owner’s initial participating interest in the Project Company shall be forty-nine percent (49%) and Piedmont’s initial participating interest shall be fifty-one percent (51%). The Project Company shall issue certificates of members’ interests to the parties to reflect the initial participating interests of the parties and from time to time thereafter to reflect any adjustments in the parties’ member’ interests.

9.3   As their initial contribution (“Initial Contribution”), Owner and Piedmont will each contribute to the Project Company all of their data and information about the Property and their interests in the Property, including the Underlying Agreement. Piedmont’s Initial Contribution shall be valued at Two Million Dollars ($2,000,000.00). Owner’s Initial Contribution shall be valued at One Million Nine Hundred Twenty-One Thousand Five Hundred Sixty-nine Dollars ($1,921,569.00). The parties shall convey to the project Company all of the parties’ interests in the Property, the Underlying Agreements and all of the data and information the parties possess concerning the Property by assignments and quitclaim deeds which are in form acceptable for recording under applicable laws.

9.4   After the parties have completed their Initial Contributions, the parties shall contribute to future Exploration and Development Work Expenditures (“Project Costs”) in accordance with their respective participating interests from time to time as prescribed in the Joint Venture Agreement.

9.5   If at any time a party’s participating interest is voluntarily diluted to a level below ten percent (10%), such diluted party shall be deemed to have withdrawn from the Project Company and the diluted party’s participating interest shall be deemed to have accrued automatically to the non-diluted party in the manner prescribed in the Joint Venture Agreement. The Project Company will then convey and grant to the diluted party a production royalty of five percent (5%) of the net proceeds from the production of minerals from the Property until such time as the diluted party has been paid an amount equal to the diluted party’s contributions to the Joint Venture. The net proceeds will be calculated in accordance with the terms of the Rocky Mountain Mineral Law Foundation Exploration Development and Mining LLC Model Form 5A LLC agreement.

9.6   Piedmont shall be the initial manager of the Project Company and shall have control of the activities and operations of the Project Company. The Manager shall be paid a management fee of six percent (6%) for exploration expenses, three percent (3%) for development expenses and two percent (2%) for operating expenses, provided however, that the fee shall not be applied to payments for the federal mining claim maintenance and Nevada notice of intent recording fees, cash payments (rentals, advance royalty payments, production royalties etc.) paid by the Project Company under any of the Underlying Agreements, cash deposits or payments for reclamation or other financial assurances required to be given or paid by the

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Project Company. The management fee for single-contract exploration expenses, for example, a drilling contract, in excess of Fifty Thousand Dollars ($50,000) shall be three percent (3%), not six percent (6%).

9.7   A board of directors of the Project Company (“Board of Directors”) shall be established and each party shall have two (2) representatives on the Board of Directors. The Board of Directors shall meet periodically and not less than two (2) times annually. Each party shall be entitled to vote on matters before the Board of Directors in proportion to its participating interest. Matters submitted to the Board of Directors shall be determined by a vote of the majority of the participating interests.

9.8   Each party to the Joint Venture Agreement shall have the right to assign its interest in the Project Company to any parent or subsidiary corporation or limited liability company, or any corporation or limited liability company having a common parent or subsidiary. Owner may freely assign its interest to Rubicon Minerals Corporation or Toquima Minerals Corporation.

9.9   If a party intends to assign its interest in the Project Company to an unaffiliated third party, such party’s right to assign all or any portion of its participating interest to the third party shall be subject to a right of first refusal in favor of the other parties to the Joint Venture Agreement. Any attempted assignment by a party not in compliance with the right of first refusal requirements will be void and ineffective. If a party intends to transfer to a third party all or any part of its interest in the Project Company, the transferring party shall notify the other party. The notice shall state all pertinent terms and conditions of the intended transfer, and shall be accompanied by a copy of the agreement, contract, offer or other instrument governing the terms of the transfer. If the consideration for the intended transfer is, in whole or in part, other than monetary, the notice shall describe such consideration and its monetary equivalent (based upon the fair market value of the nonmonetary consideration and stated in terms of cash or currency). The nontransferring party shall have sixty (60) days from the date it receives such notice to notify the transferring party that the nontransferring party elects to acquire the offered interest at the same price (or its monetary equivalent in cash or currency) and on the same terms and conditions as described in the transferring party’s notice. If the nontransferring party fails to elect within the period allowed, the transferring party shall have the time prescribed in the notice to consummate the transfer to a third party at a price upon terms no less favorable than those described in the notice. If the transferring party fails to consummate the transfer to a third party within the period described in the notice, the nontransferring party’s preferential right to acquire such offered interest shall be deemed to be revived. Any subsequent proposal by the transferring party to transfer its interest in the Project Company shall be conducted in accordance with all of the procedures of this Section. Any assignment to a third party shall be conditioned upon the third party’s assumption of the obligations of the assigning party under the Joint Venture Agreement. Each party shall be free to pledge, encumber or otherwise grant a lien or security interest in its interest in the Project Company for the purpose of obtaining financing for such party’s contribution obligations for the development of the Project Company’s Property.

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9.10     For U.S. tax purposes, the parties’ relationship under the Joint Venture Agreement shall constitute a tax partnership within the meaning of Section 761(a) of the United States Internal Revenue Code of 1986, as amended. The parties agree that, to the extent permissible under applicable law, their relationship under the Joint Venture Agreement shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes. The manager of the Project Company shall be the tax matters partner and shall prepare and file any tax returns or other tax forms required under applicable laws and regulations. Unless agreed to by all parties (or unless the transferring party indemnifies the other party from any and all increased liabilities), no party shall make a transfer which causes the termination of     the tax partnership for federal income tax purposes formed pursuant to the Joint Venture Agreement.

10.        Title.   On Piedmont’s request, during the Option Period Owner will make available to Piedmont such abstracts of title and other title records pertaining to the Property which Owner may have. Piedmont may investigate and cure as it elects any defects in the title to the patented lands and the unpatented mining claims or the location, recordation or filing of the unpatented mining claims which comprise the Property, and Owner agrees to cooperate fully with the curing of the deficiencies at Piedmont’s expense. Piedmont’s title curative expenses shall be Expenditures.

Subject to the Underlying Agreement, during the Option Period Piedmont may relocate or amend the mining claims which are part of the Property and refile or re-record any documents or instruments for any mining claim part of the Property. Piedmont shall first confer with Owner about the proposed amendment or relocation. If required for the relocation of any mining claim part of the Property, Owner agrees to execute notices of abandonment of such mining claims as Piedmont reasonably requests. This Agreement and the Mining Venture Agreement shall apply to and include any and all amendments or relocations of the unpatented mining claims part of the Property.

The parties desire to ensure that any and all interests of the parties in the lands subject to the unpatented mining claims which comprise all or part of the Property, including any rights or interests acquired in such lands under the mining laws, as amended, repealed or superseded, shall be part of the Property and shall be subject to this Agreement. If pursuant to any amendment of the mining laws, Owner or the lessor under an Underlying Agreement is granted the right to convert its interest in the unpatented mining claims which comprise the Property to a lease, license, permit, patented mining claims or other right or interest, all such rights or interests shall be deemed to be part of the Property subject to this Agreement. In such case, the parties shall execute and deliver an addendum to this Agreement, in recordable form, which provides that all such converted rights or interests are part of the Property and are subject to this Agreement.

If the United States or any third party attacks the validity of the mining claims part of the Property, Piedmont shall have no obligation to defend their validity unless Piedmont is required to do so by reason of its assumption of Owner’s obligations under the Underlying Agreement or unless the attack is based on Piedmont’s failure to maintain the validity of such mining claims.

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Piedmont shall not be required to defend any attack based upon any change in law effective after the Effective Date of this Agreement.

11.        Piedmont’s Work Obligations. During the Option Period, Piedmont shall perform all of its activities on the Property in a good and miner-like manner. All activities carried out by Piedmont under this Agreement shall conform in all respects to applicable laws, regulations and ordinances.

Piedmont shall use commercially reasonable efforts to engage Robert D. Thomas, Jr., and Timothy Percival as consulting geologists for Piedmont’s activities on the Property on terms that are agreeable to Piedmont.

During the Option Period, Piedmont shall maintain the Property, including payment of federal annual mining claim maintenance fees and notice of intent recording fees. During the Option Period, Piedmont shall be responsible for making any payments to the Lessors required under the Underlying Agreements. Piedmont will provide Owner evidence of: (a) its payments under the Underlying Agreements; (b) its payment of federal mining claim maintenance fees as required by this Section; and (c) its payment of taxes as required by Section 12. During the Option Period, Piedmont shall perform the assessment work or pay Federal annual maintenance or rental fees required to be paid for the unpatented mining claims part of the Property for the assessment year ending September 1, 2006, and for every succeeding assessment year during which Piedmont continues this Agreement to within sixty (60) days before the applicable statutory or regulatory deadline for maintenance of the unpatented mining claims for the succeeding assessment year. For each year in which Piedmont performs assessment or other work or makes payments, it shall record and file, as required by law, an affidavit of such assessment work or payment or other required recordings or filings.

During the Option Period, Piedmont shall perform Owner’s obligations under the Underlying Agreements. On the parties’ formation of the Project Company, the obligations under the Underlying Agreements shall become obligations of the Project Company.

Piedmont shall perform its obligations under this Section which accrue before termination of this Agreement, and, if Piedmont does not perform its payment obligations under this Section, after inquiring of Piedmont concerning its intention to perform its obligations under this Section, Owner may make any such payment on behalf of Piedmont and for the account of Piedmont, although Owner shall be under no obligation to do so. Piedmont will reimburse Owner for the amount of any such payment within ten (10) days after Piedmont’s receipt of notice from Owner that Owner has made such payment, together with interest on the amount of such payment at LIBOR plus three percent (3%) per annum.

12.        Communications With Owner and Inspection. Owner and its agents, employees and representatives at any reasonable time and on advance notice to Piedmont may enter the Property for inspection, but any such entry shall be at Owner’s own risk and Owner shall defend, indemnify and hold Piedmont harmless against and from any damage, loss or liability by reason

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of injury to Owner or its agents, representatives or employees while on the Property, except damage, loss or injury arising from the negligence or misconduct of Piedmont or its employees or agents. Piedmont and Owner shall meet at regular intervals as reasonably requested by Owner (not less frequently than annually) in order for Piedmont to report to Owner on the status and progress of the Exploration and Development Work and Piedmont’s plans for future operations on the Property. Piedmont shall semi-annually provide Owner with copies of all exploration plans and progress reports concerning Exploration and Development Work and engineering or other studies and reports developed by Piedmont or its agents and consultants concerning the Property, provided, however, that Piedmont shall have no obligation to deliver to Owner Piedmont’s confidential or proprietary business, financial or investment plans or reports not directly relating to the Exploration and Development Work. Piedmont shall communicate to Owner any extraordinary results obtained from operations upon receipt of the results and shall prepare and deliver to Owner reports on operations that have been conducted, but that have not previously been reported upon promptly after being requested to do so by Owner.

13.        Payment of Taxes. Piedmont shall pay all taxes assessed against any personal property which it may place on the Property. Piedmont may take such action as it deems proper to obtain a reduction or refund of taxes paid or payable by it.

14.        Insurance, Indemnification and Prevention of Liens. Piedmont shall obtain and maintain all casualty and general liability insurance for its activities on the Property with a policy limit of not less than $1,000,000. Piedmont shall deliver to Owner proof of its insurance. Piedmont will defend, indemnify and save harmless Owner against and from any damage, loss or liability by reason of injury to person or damage to property as the result of its operations.

Piedmont shall keep the Property free of all liens and encumbrances arising from its operations. Piedmont may contest the validity of any lien on the Property, and the existence of any such lien shall not be deemed a default under this Agreement if contested by Piedmont, unless the lien is adjudicated to be valid, in which case Piedmont must cause such lien and any decree or order of adjudication to be discharged as an encumbrance or lien against the Property and Piedmont’s failure to do so shall be a default.

Owner agrees that it will not cause or allow any liens, encumbrances or adverse claims to accrue against the Property. If any lien or encumbrance accrues against the Property by act or neglect of Owner, then Piedmont, at Piedmont’s option, may pay and discharge the same. If Piedmont elects so to do, the amounts paid by Piedmont shall be deemed to be Expenditures or, at the option of Piedmont, the Owner shall be required to reimburse Piedmont for any such payment. Owner may contest the validity of any lien on the Property, and the existence of any such lien shall not be deemed a default under this Agreement unless finally adjudicated to be valid and not discharged by Owner.

15.        Termination by Piedmont. Subject to its continuing obligation to perform all obligations which accrue before termination of this Agreement, including, specifically, the obligations under Section 7 with respect to the firm and unconditional requirement to incur the

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prescribed Expenditures and complete the exploration drilling before March 1, 2006, Piedmont may terminate this Agreement at any time by delivering written notice to Owner. Piedmont’s termination notice shall be effective sixty (60) days following Owner’s receipt of the notice. Termination of this Agreement shall be effective on Piedmont’s delivery of notice to Owner, unless Piedmont’s termination notice recites a later date. If Piedmont terminates this Agreement, except by its election to enter the Joint Venture as provided in Section 8, Piedmont shall perform the following obligations:

15.1        Piedmont shall make all payments and take all other actions necessary to ensure that at the date of such termination and without any action by Owner the Property and the Underlying Agreements shall be in good standing on the date of termination, unless such failure has resulted from a default by the Owner of its obligations under this Agreement.

15.2        Piedmont shall deliver to Owner copies of any and all title, geological, metallurgical, exploration, assay and engineering reports and data pertaining to the Property or related to operations, and splits of mineral samples and drill cores, which have not been previously delivered to Owner.

15.3        Piedmont shall, at Piedmont’s sole expense, perform or secure the performance of all reclamation and remediation relating to Piedmont’s operations on the Property during the term of this Agreement, as may be required by all applicable laws and regulations, provided, however, that Piedmont shall not be obligated to perform or secure such obligations if Owner agrees to assume such obligations and provides substitute surety for the same in such amounts and form as required under applicable laws and regulations and the terms of the permits for Piedmont’s operations and such substitution is approved by all governmental agencies having jurisdiction of such matters.

15.4        On Piedmont’s receipt of Owner’s request, Piedmont shall remove all of its materials, supplies and equipment from the Property; provided, however, that Owner may retain or, at Piedmont’s cost, dispose of any such materials, supplies or equipment not removed from the Property within one hundred and eighty (180) days of Piedmont’s receipt of Owner’s request.

15.5        Piedmont shall perform all obligations of Piedmont which accrue before and survive termination of this Agreement, including, by way of illustration, payment of all payments under this Agreement and the Underlying Agreement which have become due on or before the termination date, performance of reclamation of disturbances created by Piedmont before the termination date and Piedmont’s indemnification obligations.

If Piedmont is not in default of its obligations under this Agreement and does not exercise its option to enter the Joint Venture Agreement and Piedmont has exercised and closed the option to purchase the Hi Ho unpatented mining claims under the Brancote Option and has paid the Brancote Option purchase price, Owner agrees that Piedmont shall be entitled to recover $200,000 from not more than ten percent (10%) of the consideration or proceeds from any sale by Owner of its interest in the Property. If Owner does not sell its interest in the Property,

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Piedmont shall be entitled to recover the sum of $200,000 from not more than ten percent (10%) of Owner’s share of the revenues from the production of minerals from the Property. .

16.        Termination by Owner. If Piedmont defaults in any of its obligations, Owner may give Piedmont written notice and specify the default or defaults. If within thirty (30) days Piedmont has not cured such default or, with respect to defaults not capable of being cured in thirty (30) days, begun and diligently pursued efforts to cure such default, Owner may terminate this Agreement by written notice to Piedmont. If Piedmont disputes that any default has occurred, the matter shall be determined by litigation in a court of competent jurisdiction, and if the court finds Piedmont is in default, Piedmont shall have a reasonable time (which in any case shall not be less than sixty (60) days from receipt of notice of the judgment or order) to cure such default, and if so cured, Owner shall have no rig ht to terminate this Agreement by reason of such default.

17.        Effect of Termination. Except as otherwise provided in this Agreement, in case of termination of this Agreement under its terms or for any cause other than as a consequence of Piedmont and Owner’s execution of the Joint Venture Agreement, the parties shall have no further liabilities or obligations, except for those which have accrued at the date of termination.

18.        Force Majeure. Notwithstanding any other provision of this Agreement, the term of this Agreement shall be extended by the duration of any event of force majeure, and the obligations of Piedmont under this Agreement (except Piedmont’s obligations to pay the costs of maintaining the condition of and title to the Property, obtain insurance, perform the Underlying Agreement and make payments to Owner), shall be suspended and Piedmont shall not be deemed in default or liable for damages or other remedies while Piedmont is prevented from compliance with its obligations by force majeure. For purposes of this Agreement, force majeure shall include, but not be limited to, acts of God, the elements, riots, terrorist acts, nuclear war, acts or failure to act on the part of federal or state agenc ies or courts, inability to secure equipment or materials or to obtain access to the Property, strikes, lockouts, damage to, destruction or unavoidable shutdown of necessary facilities, or any other matters (whether or not similar to those above mentioned) beyond Piedmont’s reasonable control; provided, however, that force majeure shall not include financial inability to perform, and provided further that settlement of strikes or lockouts shall be entirely within the discretion of Piedmont; and provided further, that Piedmont shall promptly notify Owner and shall exercise diligence in an effort to remove or overcome the cause of such inability to comply.

19.        Change in Ownership of Property. Changes in the ownership of the Property occurring after execution of this Agreement shall not be binding upon Piedmont until it receives written notice of such change, together with a copy of the recorded document which reflects such change. No change or division in the ownership of the Property shall operate to enlarge the obligations or diminish the rights of Piedmont under this Agreement.

20.        Notice. Any notices required or authorized to be given by this Agreement shall be in written form. Any notices required or authorized to be given by this Agreement may be sent by registered or certified delivery, postage prepaid and return receipt requested, addressed to the

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proper party at the following address or such address as the party shall have designated to the other parties in accordance with this Section. Any notice required or authorized to be delivered by this Agreement shall be deemed to have been sufficiently delivered or served in written form if: (a) mailed in accordance with this Section; (b) personally delivered to the proper party; or (c) delivered by telex, telegraph, facsimile or other electronic transmission and actually received by such party. Delivery of notice shall be effective on the first business day after the party deposits the notice for mailing or delivers the notice by the other means authorized in this Section, as applicable.

If to Owner:	Toquima Minerals US Inc.
1 East Liberty Street, Suite 424
Reno, Nevada 89501

If to Piedmont:	Piedmont Mining Company, Inc.

18124 Wedge Parkway

No. 214

Reno, Nevada 89511

With copy to:	Piedmont Mining Company, Inc.

P.O. Box 20675

New York, New York 10021

21.        Memorandum of Agreement. Concurrently on execution of this Agreement, Owner and Piedmont will execute a memorandum of agreement, in a form reasonably acceptable to both parties, covering the Property for purposes of recording.

22.        Assignment. Before formation of the Joint Venture, either Owner or Piedmont may assign its rights under this Agreement to an affiliate or subsidiary controlled or owned by Owner or Piedmont (or their parent corporations), as applicable, or the parent corporation of Owner or Piedmont, as applicable, in whole or in part, and this Agreement shall be binding upon and enure to the benefit of the parties, and their successors and assigns. Any such assignment shall not relieve the assigning party of its obligations under this Agreement and the assigning party shall be jointly and severally liable with the assignee for any obligations under this Agreement. Before the formation of the Joint Venture, and except as provided in this Section, Piedmont may not assign or sell all or any part of its interest in this Agreement to an unaffiliated third party without Owner’s prior written consent which shall not be withheld unreasonably. An assignment to a third party shall be conditioned upon the third party’s assumption of the obligations of the assigning party under this Agreement. If a party decides to sell its interest in the Property or under this Agreement to an unaffiliated third party, such party shall notify the other party. The notice shall state the terms and conditions on which the selling party is agreeable to the sale. The nonselling party shall have thirty (30) days from the date it receives such notice to notify the selling party that the nonselling party elects to acquire the offered interest at the same price and on the same terms and conditions as described in the selling party’s notice. If the nonselling

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party fails to elect within the period allowed, the selling party shall have the right to consummate a sale to a third party at a price upon terms no less favorable to the selling party than those described in the notice to the nonselling party. Any sale to a third party shall be conditioned upon the third party’s assumption of the obligations of the selling party under this Agreement.

23.        Currency. In this Agreement, dollar amounts are expressed in lawful currency of the United States of America.

24.        Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute either party the partner of the other, nor, except as otherwise expressly provided, to constitute either party the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the parties to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. Neither party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other party, except as otherwise expressly provided.

25.        Confidentiality. The existence and terms of this Agreement and all information obtained in connection with the performance of this Agreement shall be the exclusive property of the parties and shall not be disclosed by a party to any third party or to the public without the prior written consent of the other party. If a party is required under applicable laws or regulations or the rules of any stock exchange, stock listing association or securities commission to disclose the existence of this Agreement or any information obtained in connection with the performance of this Agreement, such party shall notify the other party of the disclosure. The other party shall have twenty-four (24) hours during which to comment on the proposed disclosure.

26.        Governing Law and Dispute Resolution. This Agreement, and the performance of the parties, shall be governed by the laws of the State of Nevada. The parties agree and submit to jurisdiction and venue of any action concerning construction of this Agreement or enforcement of any of the rights and obligations of the parties under this Agreement in the Second Judicial District Court, Washoe County, Reno, Nevada. If a dispute arises from this Agreement or the performance or breach of this Agreement, the parties agree to use the procedures prescribed in this Section. A meeting shall be held promptly between the parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute. If the parties do not meet within ten (10) days following a party’s delivery of notice of the dispute or if following the parties’ timely meeting the dispute is not resolved, the parties agree to submit the dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association, The parties will jointly appoint a mutually acceptable mediator and, if the parties are unable to agree upon an appointment within ten (10) days from the conclusion of the negotiations, to seek the assistance of the American Arbitration Association for the appointment of a mediator. The parties agree to confer with the mediator within twenty (20) days following the mediator’s appointment. If the parties are not successful in resolving the dispute through mediation, the dispute shall be settled by arbitration in accordance with this Section. Either party may initiate the arbitration procedure by delivering a demand for arbitration to the other party. The arbitration shall be conducted in accordance with Chapter 38 of

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the Nevada Revised Statutes and, as applicable, the Commercial Arbitration Rules of the American Arbitration Association.

Executed effective the Effective Date.

Toquima Minerals US Inc. By Robert D. Thomas, Jr., President	Piedmont Mining Company, Inc. By Robert M. Shields, Jr., President

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Exploration and Option to Enter Joint Venture Agreement

Exhibit A

Description of Property Lander County

Unpatented Mining Claims.

Dome Claims, Lander County, Nevada

Claim Name	Location Date	BLM NMC Nos.	County Document Nos.
Dome 100	02/10/2003	847262	225800
Dome 101	02/10/2003	847263	225801
Dome 102	02/10/2003	847264	225802
Dome 103	02/10/2003	847265	225803
Dome 104	02/10/2003	847266	225804
Dome 105	02/10/2003	847267	225805
Dome 106	02/10/2003	847268	225806
Dome 107	02/10/2003	847269	225807
Dome 108	02/10/2003	847270	225808
Dome 109	02/10/2003	847271	225809
Dome 110	01/31/2003	847272	225810
Dome 111	01/31/2003	847273	225811
Dome 112	01/31/2003	847274	225812
Dome 113	01/31/2003	847275	225813
Dome 114	01/31/2003	847276	225814
Dome 115	01/31/2003	847277	225815
Dome 116	02/10/2003	847278	225816
Dome 117	02/10/2003	847279	225817
Dome 118	02/10/2003	847280	225818
Dome 119	02/10/2003	847281	225819
Dome 120	02/10/2003	847282	225820
Dome 121	02/10/2003	847283	225821
Map			225822
Dome 122*	12/05/2003	857179	229300
Dome 123*	12/05/2003	857180	229301
Map			229302
Hi Ho 1	10/21/94	710721	191950
Hi Ho 2	10/21/94	710722	191951
Hi Ho 3	10/21/94	710723	191952
Hi Ho 4	10/21/94	710724	191953
Hi Ho 5	10/21/94	710725	191954
Hi Ho 6	10/21/94	710726	191955
Hi Ho 7	10/21/94	710727	191956
Hi Ho 8	10/21/94	710728	191957
Hi Ho 9	10/21/94	710729	191958

Hi Ho 10	10/21/94	710730	191959
Hi Ho 11	10/21/94	710731	191960
Hi Ho 12	10/21/94	710732	191961
Hi Ho 13	10/21/94	710733	191962
Hi Ho 14	10/21/94	710734	191963
Hi Ho 15	10/21/94	710735	191964
Hi Ho 16	10/21/94	710736	191965
Hi Ho 17	10/21/94	710737	191966
Hi Ho 18	10/21/94	710738	191967
Hi Ho 19	10/21/94	710739	191968
Hi Ho 20	10/21/94	710740	191969
Map			191970

All Dome claims were filed with the Lander County Recorder April 18, 2003, and with the BLM April 25, 2003, except:

* filed with the Lander County Recorder December 10, 2003, and with the BLM December 11, 2003.

Underlying Agreements.

Part 1.

A.    The Mining Lease and Option to Purchase Agreement dated July 21, 2003, between Lander Resources LLC and Fremont Minerals Corporation, a Nevada corporation, as amended by the First Amendment to Mining Lease and Option to Purchase Agreement dated effective January 12, 2004, between Lander Resources LLC and Toquima Minerals US Inc. A Memorandum of the Mining Lease and Option to Purchase Agreement was recorded in the Office of the Lander County Recorder on August 8, 2003, Document 227190, Book 516, Page 569. On January 7, 2004, Fremont Minerals Corporation changed its name to Toquima Minerals US Inc. A copy of the Notice of Change of Name was recorded in the Office of the Lander County Recorder on March 3, 2004, Document No. 230507, Book 526, Page 91.

B.     The First Amendment to Memorandum of Mining Lease and Option to Purchase Agreement dated December 8, 2003, between Lander Resources LLC and Fremont Minerals Corporation, recorded in the Office of the Lander County Recorder on December 9, 2003, Document 229264, Book 522, Page 438.

Part 2. The Option Agreement dated April 3, 2003, between Brancote U.S., Inc. and Lander Resources LLC. A Memorandum of the Option Agreement was recorded in the Office of the Lander County Recorder on July 18, 2003, Document 226863, Book 515, Page 577.

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Exploration and Option to Enter Joint Venture Agreement

Exhibit B

Bureau of Land Management Approval of Exploration Drilling

See attachment

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